Exhibit 10.1
Termination and Release Agreement
     Termination and Release Agreement dated as of April 9, 2008 (this “Agreement”), by and among The Scotts Company, LLC, a limited liability company organized under the laws of Ohio (the “Company”), The Scotts Miracle-Gro Company, a company organized under the laws of Ohio (the “Parent”), and LaSalle Bank National Association (the “Bank”), a bank organized under the laws of the United States of America. Capitalized terms shall have the meanings assigned to such terms in the Purchase Agreement (as defined below).
     Whereas, pursuant to the Master Accounts Purchase Agreement dated as of April 11, 2007, as amended, by and among the Company, the Parent and the Bank (the “Purchase Agreement”), the Company has sold, and through the Effective Date will continue to sell interests in its Purchased Receivables (the “Released Receivables”) to the Bank;
     Whereas, the parties to the Purchase Agreement wish to terminate the rights and obligations of the Company, the Parent and the Bank under the Purchase Agreement and to terminate each blocked account agreement and to have the Bank reconvey to the Company the Released Receivables on the terms and conditions set forth herein;
     Whereas, the parties to the Purchase Agreement consent to the termination of the rights and obligations of the Company, the Parent and the Bank under the Purchase Agreement and to the termination of the blocked account agreement and the reconveyance of the Released Receivables;
     Whereas, pursuant to the Purchase Agreement, the Company granted security interests and other rights in the Released Receivables and certain bank accounts to the Bank;
     Whereas, the Company wishes to have the above-mentioned security interests released and such other rights to be terminated;
     Whereas, the Bank desires to sell and assign to the Company all of the Released Receivables upon the terms and conditions hereinafter set forth; and
     Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and among the parties hereto as follows:

     Section 1. Release from Purchase Agreement and Blocked Account Agreements.
     (a) The Bank hereby releases and discharges, effective as of the Effective Date, any and all right, title and interest that it may now or hereafter have or may now or hereafter be entitled to by virtue of the Purchase Agreement in all receivables and all other assets and property of the Company, including without limitation the Released Receivables, and does hereby declare the same fully released and discharged on the Effective Date from any and all security interests created by virtue of or in connection with the Purchase Agreement.
     (b) The Bank does hereby release and discharge, effective as of the Effective Date, any and all right, title and interest that it may have or be entitled to by virtue of or in connection with the Purchase Agreement, in the blocked account agreement(s) in the related Blocked Account(s) named on Schedule I hereto (the “Released Blocked Accounts”).
     Section 2. Release of Liens. From and after the Effective Date, the Bank agrees to execute and deliver, or deliver, as the case may be, to the Company or the Parent proper financing statements (Form UCC-3) or other instruments or documents, if any, necessary to release all security interests and other rights of the Bank in and to the Released Receivables and any other assets or property of the Company, pursuant to the Purchase Agreement or otherwise.
     Section 3. Sale of Receivables. Without recourse, representation or warranty (except as set forth below), the Bank hereby agrees to sell, assign, transfer and convey to the Company on the Effective Date, and the Company hereby purchases from the Bank all of the Bank’s right, title and interest to and under such Released Receivables outstanding on the Effective Date, and all proceeds of the foregoing. The Bank hereby represents that the Bank has not encumbered or transferred any right, title or interest in and to the Released Receivables.
     Section 4. UCC Financing Statement. The Bank agrees to execute and deliver, on the Effective Date, to the Company any proper financing statements (Form UCC-1 or other similar form) or other instruments or documents, if any, with respect to Released Receivables sold by the Bank hereunder meeting the requirements of applicable state law in such manner and in such jurisdiction as are necessary to perfect and protect the interests of the Company and to deliver either the originals of such financing statements or a file-stamped copy of such financing statements or other evidence of such filings to the Company.
     Section 5. Conditions Precedent. This Termination and Release shall become effective on the date (“Effective Date”) of satisfaction of the following conditions precedent: (i) the execution and delivery hereof by the Company, the Bank and the Parent and (ii) if paid on or before 1:00 p.m. (Central Standard Time) on April 9, 2008, the receipt of $288,052,797.07 in immediately available funds, constituting payment in full of the outstanding amount of the Released Receivables and $210,248.54 in immediately available funds, constituting all other amounts owing to the Bank under the Purchase Agreement.
     Section 6. Further Assurances. The Bank hereby agrees to execute any and all further documents, agreements and instruments prepared by the Company, and take all further action

(at the expense of the Company) that may be required by law or otherwise, necessary or desirable to give effect to this Agreement and effectuate the termination of the blocked account agreements.
     Section 7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 8. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Agreement shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 9. Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Bank, the Parent, and the Company and their respective successors and assigns. .
     Section 10. Headings. Section headings in this Termination and Release are included for convenience of reference only and are not part of this agreement for any other purpose.
     Section 11. Miscellaneous. The Company agrees to pay on demand all costs and expenses (including reasonable fees and expenses of counsel) of or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement.
     The undersigned each agree and confirm that all references in the Purchase Agreement to the “Termination Date” shall be deemed to refer to the Effective Date.

     In Witness Whereof, the parties hereto have executed and delivered this Termination and Release Agreement as of the date first written above.

LaSalle Bank National Association
By:	/s/ Mike B. Delaney
	Name:	Mike Delaney
	Title:	Vice President

The Scotts Company LLC
By:	/s/ David C. Evans
	Name:	David C. Evans
	Title:	C.F.O.

The Scotts Miracle-Gro Company
By:	/s/ David C. Evans
	Name:	David C. Evans
	Title:	C.F.O.

Schedule I
Released Company & Lock-Box Accounts

Bank	Collection Account
JPMorgan Chase Bank, N.A.	744446444
JPMorgan Chase Bank, N.A.	744446493
JPMorgan Chase Bank, N.A.	744446519